                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           HAWKER PACIFIC AEROSPACE
               (Name of Registrant as Specified in its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check appropriate box):
[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           HAWKER PACIFIC AEROSPACE
                               11240 Sherman Way
                       Sun Valley, California 91352-4942

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    To Be Held On Wednesday, July 19, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Hawker Pacific Aerospace (the "Company") will be held at the Burbank Holiday Inn Media Center, located at 150 East Angeleno Avenue, Burbank, California, on Wednesday, July 19, 2000, at 10:00 A.M., Pacific Daylight Savings Time, for the following purposes, as more fully described in the attached Proxy
Statement:

           (1) To elect seven directors of the Company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

           (2) To transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

           The Board of Directors has fixed the close of business on May 30, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders at the close of business on the record date are entitled to vote at the Annual Meeting.

     Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting. The Proxy and Proxy Statement are first being mailed to shareholders on or about June 12, 2000.

                                    By Order of the Board of Directors,


                                    Daniel J. Lubeck
                                    Secretary

Sun Valley, California
June 12, 2000

                           Hawker Pacific Aerospace
                               11240 Sherman Way
                       Sun Valley, California 91352-4942

                        ANNUAL MEETING OF SHAREHOLDERS
                                 July 19, 2000

                                PROXY STATEMENT

                                 INTRODUCTION

     This Proxy Statement ("Proxy Statement") is furnished to the shareholders of Hawker Pacific Aerospace, a California corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Annual Meeting of Shareholders of the Company to be held on Wednesday, July 19, 2000, and at any and all adjournments thereof (the "Annual Meeting").

                           PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, shareholders will be asked: (i) to elect seven directors of the Company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and (ii) to transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof. The Board recommends a vote in favor of (i.e., "FOR") the election of the seven nominees for directors of the Company.

                           QUORUM  AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the outstanding common shares of Hawker Pacific Aerospace (the "Common Stock") is necessary to constitute a quorum at the Annual Meeting. Only shareholders of record at the close of business on May 30, 2000 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 5,822,722 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

     All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR") the election of the seven nominees for directors of the Company. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

     In the election of directors, the seven candidates receiving the highest number of votes will be elected as directors. The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

     Shareholders may cumulate their votes with respect to the election of directors if one or more shareholder gives notice at the Annual Meeting, prior to voting, of an intention to cumulate votes for a nominated director. A shareholder may cumulate votes by casting for the election of one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or by distributing his votes on the same principle among as many candidates as he sees fit. If a proxy is marked "FOR" the election of directors, it may, at the discretion of the proxy holders, be voted cumulatively in the election of directors.

     The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to shareholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies via U.S. Mail, officers, directors and regular employees of the Company may solicit proxies by written communications, by telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about June 12, 2000.

                             ELECTION OF DIRECTORS

Nominees

     At the Annual Meeting, seven directors, who will constitute the entire Board of Directors, are to be elected to serve until the next Annual Meeting of Shareholders and until their successors shall be elected and duly qualified. All nominees have consented to being named herein and have agreed to serve if elected. The names of such nominees are as follows:

          Daniel J. Lubeck
          Mellon C. Baird
          Scott W. Hartman
          David L. Lokken
          John G. Makoff
          Joel F. McIntyre
          Daniel C. Toomey, Jr.

     Management proxies will be voted FOR the election of all of the above named nominees unless the shareholder indicates that the proxy shall not be voted for all or any one of the nominees. If cumulative voting is used, the proxy holders intend to distribute the votes represented by each proxy, unless such authority is withheld, among the seven nominees named, in such proportion as they see fit. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a Director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                 ELECTION OF THE SEVEN PERSONS NOMINATED ABOVE.

Executive Officers and Directors

     Set forth below is certain information with respect to the directors, director-nominees and executive officers of the Company.

          Name                                                                 Position
-------------------------                                   -------------------------------------------------------------
Daniel J. Lubeck................................            Chairman of the Board and Secretary (1)(2)(4)

David L. Lokken.................................            President, Chief Executive Officer and Director (2)(4)

Philip M. Panzera...............................            Executive Vice President

Brian S. Carr...................................            Managing Director of Sun Valley Operations

Dennis Biety....................................            Managing Director of United Kingdom Operations

Michael A. Riley................................            Vice President, Sales & Marketing

Mellon C. Baird.................................            Director  (3)(4)

Scott W. Hartman................................            Director  (2)

John G. Makoff..................................            Director

Joel F. McIntyre................................            Director  (1)(3)

Daniel C. Toomey, Jr. ..........................            Director  (1)(3)

____________________

(1)  Member of Compensation Committee
(2)  Member of Nominating Committee
(3)  Member of Audit Committee
(4)  Member of Executive Committee

     Daniel J. Lubeck, 38, has served as Chairman of the Board since January 1999. Mr. Lubeck has been a director and the Company's Secretary since December 1996. Since July 1996, Mr. Lubeck has served as a Managing Director of Unique Investment Corporation ("Unique"). Mr. Lubeck has served as the Chief Executive Officer of a private manufacturing concern, and also sits on the Boards of various private companies. From March 1993 until he joined Unique, Mr. Lubeck was an attorney with McIntyre, Lubeck, Borgess & Burns, a multi-service law firm. He has also served as an attorney with Paul, Hastings, Janofsky & Walker from 1987 until 1992, and with Manatt, Phelps & Philips, LLP from 1992 until 1993. Mr. Lubeck earned a B.A. in Economics from the University of California-San Diego, and a J.D. from the University of Southern California.

     David L. Lokken, 53, joined the Company in May 1989 as Executive Vice President and Chief Operating Officer. He has served as President and Chief Executive Officer of the Company since June 1993, and as a Director of the Company since 1994. From November 1985 until he joined the Company, Mr. Lokken served as Vice President and General Manager of Cleveland Pneumatic's Product Service Division. Mr. Lokken previously served as Vice President, Technical Operations, for the Flying Tiger cargo airline. He has also held avionics and product engineering positions with Western Airlines and the Sperry Flight Systems Division. Mr. Lokken holds a B.S. in Electrical Engineering from North Dakota State University and an M.B.A. from Arizona State University.

     Philip M. Panzera, 50, joined the Company in October 1998 as Vice President of Corporate Development. In March 1999 he was appointed Vice President and Chief Financial Officer, and since September 1999 he has served as Executive Vice President. Mr. Panzera has held a number of senior management positions as Chief Financial Officer, Chief Operating Officer, President and Director in both private and public companies. He has worked as an attorney, specializing in tax and corporate law, and business planning, and has also served with Coopers & Lybrand. Mr. Panzera received a B.A. from Methodist College, an M.B.A. from the Rutgers University Graduate School of Management, and a J.D. from the Rutgers University School of Law.

     Brian S. Carr, 43, became Managing Director of Sun Valley Operations in November 1997 after having served as Vice President of the Landing Gear Business Unit since he joined the Company in January 1993. From 1980 until he joined the Company, Mr. Carr held various engineering, technical sales and management positions with Cleveland Pneumatic's

Product Service Division and Dowty Aerospace. Mr. Carr holds a B.S. in Aerospace Engineering Technology from Kent State University.

     Dennis M. Biety, 52, joined the Company in November 1998 as the Managing Director of the Hawker Pacific Aerospace Ltd. subsidiary in the United Kingdom. Mr. Biety has served as Vice President, Landing Gear and Hydromechanical Products, and then President with Messier Services America. He has held other senior positions in marketing and program management, and has also served as a corporate counsel in several organizations. Mr. Biety has a B.A. from the University of Illinois, and a J.D. from Wake Forest University.

     Michael A. Riley, 54, joined the Company as Vice President of Marketing in October 1989. He served as Vice President of the Hydromechanical Business Unit from January 1994 to September 1999, when he was appointed as Vice President of Sales & Marketing. From 1982 until he joined the Company, Mr. Riley held various positions in the aerospace/aircraft industry with Abex Aerospace and Dunlop Aviation. Mr. Riley served as a helicopter pilot in the United States Navy after receiving a B.S. in Engineering from the United States Naval Academy, Annapolis, Maryland.

     Mellon C. Baird, 69, became a director of the Company in March 1998. Mr. Baird is serving as Chief Executive Officer of Titan Systems and Senior Vice President of the Titan Corporation. He was Chairman, President and Chief Executive Officer of Delfin Systems, a private company, from 1990 until 1998. From 1987 to 1989, Mr. Baird served as President and Chief Executive Officer of Tracor, Inc., a privately-held company. From 1986 until 1987, Mr. Baird served as President, Chief Operating Officer and a director of Tracor, a publicly-held company. Mr. Baird currently serves on the Board of Directors of Software Spectrum, Inc. and EDO Corporation, which are both publicly-held companies. Mr. Baird received a B.B.A. and an M.B.A. from the University of North Texas in 1956 and 1961, respectively.

     Scott W. Hartman, 37, became a director of the Company in December 1996, and served as Chairman of the Board from March 1997 to January 1999. Since March 1995, Mr. Hartman has served as a Managing Director of Unique Investment Corporation. From December 1993 until he joined Unique, Mr. Hartman served as Chief Executive Officer of Nucor World Industries, a private holding company. From December 1991 until December 1993, Mr. Hartman served as a Vice President of Business Development for City National Bank, and from May 1983 until he joined City National Bank, he held various management positions with Emerson Electric Company. Mr. Hartman earned a B.S. from Indiana University.

     John G. Makoff, 37, became a director of the Company in December 1996. Mr. Makoff founded Unique in June 1993 and currently serves as one of its Managing Directors. From June 1991 until he founded Unique, Mr. Makoff served as Manager for Computerland of Pasadena, Inc., a computer reseller. Mr. Makoff holds a B.A. from Lewis & Clark University.

     Joel F. McIntyre, 61, became a director of the Company in February 1998. From 1963 through 1993, Mr. McIntyre was an attorney with the law firm of Paul, Hastings, Janofsky and Walker. In 1993, Mr. McIntyre founded his own law firm, specializing in merger and acquisition transactions. Mr. McIntyre currently serves on the Board of Directors of International Aluminum Corporation, a publicly-held company. Mr. McIntyre received a B.A. from Stanford University in 1960, and a J.D. from the University of California- Los Angeles in 1963.

     Daniel C. Toomey, Jr., 36, became a director of the Company in February 1998. Since January 1998, Mr. Toomey has served as the President and Chief Executive Officer of Nomadix, LLC. Mr. Toomey served as Vice President and Chief Financial Officer of Eltron International, Inc., a publicly-held company, from October 1992 until December 1997. From 1987 until he joined Eltron, Mr. Toomey was employed with Arthur Andersen LLP, where he served as Manager in the Enterprise Division of its Woodland Hills, California office. Mr. Toomey received a B.A. from the University of California-Los Angeles in 1986.

Meetings; Attendance; Committees

     During the fiscal year ended December 31, 1999, the Board of Directors of the Company met three times, had four telephonic meetings, and took action two times by unanimous written consent.

     The Audit Committee is composed of Messrs. McIntyre, Toomey and Baird. The functions of the Audit Committee include (i) recommending to the Board of Directors the selection and retention of independent auditors, (ii) reviewing the scope of the annual audit undertaken by the Company's independent auditors and the progress and results of their work, and (iii) reviewing the financial statements of the Company and its internal accounting and auditing procedures. The Audit Committee met once during 1999.

     The Compensation Committee is composed of Messrs. Lubeck, McIntyre and Toomey. The functions of the Compensation Committee include (i) establishing the compensation of the Chief Executive Officer, (ii) reviewing and approving executive compensation policies and practices, (iii) reviewing salaries and bonuses for certain executive officers of the Company, (iv) administering the Company's employee stock option plans, and (v) considering such other matters as may from time to time be delegated to the Compensation Committee by the Board of Directors. The Compensation Committee met once during 1999.

     The function of the Nominating Committee, which consists of Messrs. Lubeck, Hartman and Lokken, is to select the slate of directors to be presented to the shareholders for election at the annual meeting of the shareholders of the Company. The Nominating Committee may consider director nominees recommended by the Company's shareholders if recommendations are submitted to the Company in the manner provided under "Submission of Shareholder Proposals".

     The Board of Directors has also established an Executive Committee to advise the Company on strategic planning matters. The Executive Committee is composed of Messrs. Lubeck, Lokken and Baird. There are no other committees serving the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Directors, executive officers and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of reports filed with the SEC and submitted to the Company, the Company believes that all of the Company's directors, executive officers and greater-than-ten-percent shareholders filed all required reports on a timely basis.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth certain compensation earned or accrued during the years ended December 31, 1997, 1998 and 1999 by the Company's Chief Executive Officer, and the Company's three other most highly compensated executive officers whose total salary and bonus during the year ended December 31, 1999, exceeded $100,000 (collectively, the "Named Executive Officers"):


                          SUMMARY COMPENSATION TABLE


                                                                   Annual Compensation
                                                        --------------------------------------
    Name and Principal Position                    Year    Salary     Bonus(1)       Other
--------------------------------------------      ----    ---------   --------   -------------
David L. Lokken.............................      1999    $245,326    $30,751          -
  Chief Executive Officer                         1998     222,351     22,431          -
                                                  1997     233,147     44,358          -

Philip M. Panzera...........................      1999    $159,843    $24,002          -
  Executive Vice President

Brian S. Carr...............................      1999    $160,637    $24,002          -
  Managing Director of Sun Valley Operations      1998     136,022     10,669          -
                                                  1997     125,156     21,097          -

Dennis M. Biety.............................      1999    $156,141    $24,002          -
  Managing Director of UK Operations

Michael A. Riley............................      1999    $123,588    $19,500          -
  Vice President-Sales & Marketing                1998     115,003      9,438          -
                                                  1997     113,430     18,663          -

                                                           Long-term Compensation
                                                           ----------------------
                                                           Awards       Payouts
                                                           ------       -------
                                                                        Securities
                                                           Restricted   Underlying                    All Other
                                                             Stock       Options/       LTIP          Compen-
Name and Principal Position                       Year      Award       SARs (#)        Payouts       sation
--------------------------------------------      ----      ------      --------       --------       ------
David L. Lokken.............................       1999       -           -                -             -
  Chief Executive Officer                          1998       -           -                -             -
                                                   1997       -           -                -             -

Philip M. Panzera...........................       1999       -           -                -             -
  Executive Vice President

Brian S. Carr...............................       1999       -           -                -             -
   Managing Director of Sun Valley Operations      1998       -           -                -             -
                                                   1997       -           -                -             -

Dennis M. Biety.............................       1999       -           -                -             -
  Managing Director of UK Operations

Michael A. Riley............................       1999       -           -                -             -
  Vice President-Sales & Marketing                 1998       -           -                -             -
                                                   1997       -           -                -             -

-----------

(1)   Bonus amounts are shown in the year accrued.

Director Compensation

     Messrs. Baird, McIntyre and Toomey receive a cash fee of $1,500 per regular and special Board meeting attended in person, or $1,000 per telephonic Board meeting, plus an additional $500 per month for being a member of one or more committees of the Board. At the discretion of the Board, these three directors may also be granted stock options.

     In January 1998, Messrs. McIntyre and Toomey were each granted five-year options to purchase up to 14,861 shares, exercisable at $8.00 per share, vesting 33 1/3% per year beginning on the first anniversary of the effective date of the initial public offering. In March 1998, the Company granted Mr. Baird five-year options to purchase up to 14,861 shares, exercisable at the then current market price, vesting 33 1/3% per year beginning on the first anniversary of the date of grant. Directors are also reimbursed for expenses incurred in connection with the performance of services as directors.

Stock Options/SAR Grants

     No stock options or Stock Appreciation Rights were granted to or exercised by the Named Executive Officers during the fiscal year ended December 31, 1999.

Employment Arrangements

     In November 1996, the Company entered into an employment agreement with David L. Lokken pursuant to which Mr. Lokken agreed to serve as the Company's President and Chief Executive Officer. The employment agreement is for an initial term of five years and, as amended in 1997, provides for an annual base salary of $205,000, and a performance bonus to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan. Pursuant to the employment agreement, the Company may terminate Mr. Lokken's employment with or without cause at any time before its term expires upon providing written notice. In the event the Company terminates Mr. Lokken's employment without cause, Mr. Lokken would be entitled to receive a severance amount equal to his annual base salary and benefits for the greater of two years or the balance of the term of his employment agreement, and a pro rata bonus for the year of termination. In the event of a termination by reason of Mr. Lokken's death or permanent disability, his legal representative will be entitled to receive his annual base salary and benefits for the remaining term of his employment agreement. In the event of, or termination following, a change in control of the Company, as defined in the agreement, Mr. Lokken would be entitled to receive eighteen months salary and benefits.

     In November 1996, the Company also entered into employment agreements with Brian S. Carr, Managing Director of Sun Valley Operations, and Michael A. Riley, Vice President, Sales & Marketing. The employment agreements are each for an initial term of three years, which has been automatically extended for one year. The agreements, as amended in 1997 and 1999, provide for annual base salaries of $160,000 and $130,000, respectively, and performance bonuses to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan. Mr. Riley will also receive commissions totaling $30,000 per year if the Company achieves its revenue targets, plus additional commissions if Company revenue should exceed its targets. In the event the Company terminates their employment without cause, Messrs. Carr and Riley would each be entitled to receive a severance amount equal to his respective annual base salary and benefits for the greater of one year or the balance of the term of his employment agreement and a pro rata bonus for the year of termination. In the event of a termination by reason of Messrs. Carr's or Riley's death or permanent disability, his legal representative will be entitled to receive his annual base salary and benefits for the remaining term of his employment agreement. In the event of, or termination following, a change in control of the Company, as defined in the agreement, Messrs. Carr and Riley would each be entitled to receive twelve months salary and benefits.

     In October 1998, the Company entered into an employment agreement with Philip M. Panzera, Executive Vice President. The agreement is for an initial term of three years, and, as amended in 1999, provides for an annual base salary of $160,000, and a performance bonus to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan. In the event the Company terminates his employment without cause, Mr. Panzera would be entitled to receive a severance amount equal to his annual base salary and benefits for the greater of one year or the balance of the term of his employment agreement, and a pro rata bonus for the year of termination. In the event of a termination by reason of Mr. Panzera's death or permanent disability, his legal representative will be entitled to receive his annual base salary and benefits for the remaining term of his employment agreement. In the event of, or termination following, a change in control of the Company, as defined in the agreement, Mr. Panzera would be entitled to receive twelve months salary and benefits.

     In October 1998, the Company entered into an employment agreement with Dennis M. Biety, Managing Director of United Kingdom Operations. The agreement is for an initial term of five years, and, as supplemented, provides for an annual base salary of $160,000, a performance bonus to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan, and reimbursement for housing and automobile expenses while living abroad. In the event the Company terminates his employment without cause, Mr. Biety would be entitled to receive a severance amount equal to his annual base salary and benefits for the greater of two years or the balance of the term of his employment agreement, and a pro rata bonus for the year of termination. In the event of a termination by reason of Mr. Biety's death or permanent disability, his legal representative will be entitled to receive his annual base salary and benefits for the remaining term of his employment agreement. In the event of, or termination following, a change in control of the Company, as defined in the agreement, Mr. Biety would be entitled to receive twenty-four months salary and benefits.

     In addition, during 2000 the Board of Directors provided contracts to each of the executive officers, and certain other key employees, which provide additional financial incentives upon a change in control of the Company, as defined in the officers' employment agreements. Pursuant to these contracts, either no fee or a gradually increasing success fee would be payable depending on the purchase price for the Company. The contracts also provide for accelerated vesting of stock options.

Employee Defined Benefit Plan

     General. On January 1, 1997, the Board of Directors adopted the Employee Defined Benefit Pension Plan (the "Pension Plan") for the benefit of the eligible employees of the Company. The primary purpose of the Pension Plan is to provide a retirement benefit for participating employees. All employees of the Company are eligible to participate in the Pension Plan on the January 1st next following their date of hire. Employees who are covered by collective bargaining units and whose retirement benefits are the subject of good faith bargaining, however, are not eligible to participate in the Pension Plan.

     Administration. The Pension Plan is administered by a committee (the "Plan Committee") whose members are appointed by the Board of Directors of the Company. The Plan Committee oversees the day-to-day administration of the Pension Plan and has the authority to take action and make rules and regulations necessary to carry out the purpose of the Pension Plan.

     Normal Retirement Benefits and Vesting. The Pension Plan provides for employer contributions only. Each year, the Company makes a contribution to the pension plan equal to the minimum funding requirement sufficient to fund for the benefits being accrued under the Pension Plan for the year. The Pension Plan provides for a normal retirement benefit payable on a monthly basis for the lifetime of the participant. The normal retirement benefit is equal to the participant's credited benefit service (up to a maximum of 35 years) times the sum of 0.75% of the participant's final average monthly compensation plus 0.65% of such compensation in excess of the participant's average monthly wage. However, the benefit actually payable from the Pension Plan will be reduced for any benefits payable (or paid) with respect to service credited from the Defined Benefit Plan of the Company's predecessor.

     For purposes of calculating a participant's normal retirement benefits, average monthly compensation is defined in the Pension Plan as average monthly compensation during the five consecutive plan years of the participant's employment which yields the highest average compensation.

     No maximum monthly benefit payable under the Pension Plan is to exceed the applicable Internal Revenue Code Section 415 limit adjusted actuarially to reflect a participant's retirement age if the retirement age is other than the social security retirement age. The monthly retirement benefit payable by the Pension Plan is a benefit payable in the form of a straight life annuity with no ancillary benefits. For a participant who is to receive benefits other than in the form of a straight life annuity, the monthly retirement benefit will be adjusted to an equivalent benefit in the form of a straight life annuity on an actuarial equivalent basis.

     A participant becomes fully vested in his accrued benefits under the Pension Plan upon attainment of normal retirement age (age 65), permanent disability, death or the termination of the Pension Plan. If a participant terminates employment with the Company prior to retirement, death or disability, the vested interest he has in accrued benefits under the Pension Plan is based on years of service, with 0% vesting for less than five years of service and 100% vesting after five or more years of service.

     Pension Plan Investments. The Plan Committee selects vehicles for the investment of plan assets. The Plan Committee then directs the trustee to invest employer contributions in the investment option selected by the Plan Committee under the Pension Plan.

     Pension Plan Amendment or Termination. Under the terms of the Pension Plan, the Company reserves the right to amend or terminate the Pension Plan at any time and in any manner. No amendment or termination, however, may deprive a participant of any benefit accrued under the Pension Plan prior to the effective date of the amendment or termination.

     Estimated Monthly Benefits. The following table sets forth the estimated monthly benefits under the pension Plan, without regard to any offsetting benefit which may be payable from the Defined Benefit Pension Plans of the Company's predecessors for service prior to January 1, 1997, based on the current benefit structure and assuming the participant's current age is 50.

                              PENSION PLAN TABLE

                                                               Years of Service
                                     ----------------------------------------------------------------------
          Remuneration                    15              20            25            30          35
-----------------------------------  ----------------------------------------------------------------------
$125,000...........................   $ 1,684         $ 2,246       $ 2,807       $ 3,369     $ 3,930
 150,000...........................     2,122           2,829         3,536         4,244       4,951
 175,000...........................     2,297           3,063         3,828         4,594       5,360
 200,000...........................     2,297           3,063         3,828         4,594       5,360
 225,000...........................     2,297           3,063         3,828         4,594       5,360
 250,000...........................     2,297           3,063         3,828         4,594       5,360
 300,000...........................     2,297           3,063         3,828         4,594       5,360
 400,000...........................     2,297           3,063         3,828         4,594       5,360
 450,000...........................     2,297           3,063         3,828         4,594       5,360
 500,000...........................     2,297           3,063         3,828         4,594       5,360

     The compensation covered by the Pension Plan includes basic salary or wages, overtime payments, bonuses, commissions and all other direct current compensation but does not include contributions by the Company to Social Security, benefits from stock options (whether qualified or not), contributions to this or any other retirement plans or programs or the value of any other fringe benefits provided at the expense of the Company. For benefit calculation purposes, a "highest five-year" average of compensation is used. Benefits are paid as straight-life annuities with no subsidies or offsets. The compensation covered by the Pension Plan for all of the Named Executive Officers was limited in accordance with Section 401(a)(17) of the Internal Revenue Code to $160,000 in 1999 ($170,000 for 2000 and after).

     The years of credited service for each Named Executive Officer who participates in the Pension Plan are as follows.

                       Name                          Years
             ---------------------------------     ---------
             David L. Lokken..................     11 years
             Michael A. Riley.................     10 years
             Brian S. Carr....................      7 years
             Philip M. Panzera................      1 year
             Dennis M. Biety..................      1 year

Compensation Committee Interlocks and Insider Participation

     Messrs. McIntyre, Lubeck and Toomey served on the Compensation Committee of the Company's Board of Directors during 1999. Mr. McIntyre serves as the Chairman of the committee. During 1999, Mr. Lubeck also served as Chairman of the Board. Messrs. Lubeck, Hartman and Makoff also serve as directors and executive officers of Unique Investment Corporation.

Compensation Committee Report

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a standing committee comprised of three outside directors. One of the Compensation Committee's functions is to recommend to the Board of Directors base salary, incentive compensation and stock option awards for the executive officers of the Company. Each of the principal executive officers of the Company is presently employed pursuant to a written Employment Agreement. The Employment Agreement with Mr. Lokken provides for a term ending on October 31, 2001. Each Employment Agreement provides for the payment of a base salary and participation by the executive officer in the Company's Management Incentive Compensation Plan pursuant to a Management Incentive Compensation Agreement executed by the Company and the executive officer. Stock option awards are made pursuant to the Company's 1997 Stock Option Plan. No member of the Compensation Committee is eligible to participate in any of the plans or programs which it administers.

     Compensation Philosophy. The Compensation Committee's primary objective is to craft a compensation package for the Company's executive officers that aligns the interest of management with the long-term interests of the Company's shareholders. This is accomplished by tying major portions of executive compensation to the achievement of both individual and Company performance objectives which are directed at enhancing shareholder value. A second goal of the Compensation Committee is to implement a compensation philosophy that will both attract and retain the experienced and talented individuals who are essential to the Company's long-term success. The Committee regularly reviews publicly available information regarding compensation programs and philosophies of the Company's competitors, and other entities of a comparable size with the Company, with the objective of ensuring that the Company's compensation philosophy and programs remain competitive and appropriate.

     Each executive officer's compensation package is comprised of three principal components: (i) base salary; (ii) annual incentive compensation; and
(iii) stock options.

     Base Salary. The current base salary of each of the Company's principal executive officers is set forth in the Employment Agreement between the Company and such executive officer. As a general principle, the Compensation Committee will attempt to establish and maintain base salaries within the range of salaries for companies of a size and engaged in a business comparable to the Company. Among the specific factors which are considered in establishing base salary levels for the Company's principal executive officers are (i) the executive officer`s recent and long-term performance; (ii) identifiable contribution by the executive officer to the Company's achievement of its performance objectives; (iii) level of responsibility; and (iv) years of service with the Company. Performance goals for each principal executive officer are established prior to the beginning of each fiscal year. These goals are established by the Chief Executive Officer with respect to other officers and by the Compensation Committee with respect to the Chief Executive Officer.

     Management Incentive Compensation Plan. Certain employees of the Company (including the Company's principal executive officers) are participants in the Company's Management Incentive Compensation Plan (the "Plan") pursuant to which they are entitled to receive performance based bonuses. Under the Plan, bonuses are based on the Company's actual percentage achievement, versus forecast, with respect to three criteria: revenue, net income and return on net assets. Under the Plan, the President and Vice Presidents have the potential of receiving bonuses equal to forty percent (40%) and thirty percent (30%) of their base salaries for the fiscal year, respectively. If the weighted average of the three criteria drops to 80% of forecast, then no bonus is payable. If the weighted average of the three criteria amounts to 120% of forecast, then the bonus amounts are doubled. Results in between 80% and 120% of forecast are pro rated accordingly. This bonus methodology is exactly the same as the calculation used for bonuses for all other Company personnel.

     Stock Options. Stock options are granted to principal executive officers under the Company's 1997 Stock Option Plan. The purpose of the 1997 Plan is to encourage and facilitate stock ownership by participants and to provide incentives to participants to remain in the employ of the Company and contribute to enhancing shareholder value over the long-term. The 1997 Plan is administered by the Board of Directors which has the discretion to select optionees and the terms and conditions of each option, subject to the provisions of the 1997 Plan. Options granted under the 1997 Plan may be either incentive stock options or nonqualified options.

     Change of Control Program. During 2000, upon the recommendation of the Company's financial advisors, the Board of Directors approved certain financial incentives for the executive officers, and certain other key employees, upon a successful change in control of the Company. Such incentives include the potential for an award if the Company should be sold for a certain amount, and acceleration of unvested stock options. Upon investigation, and consultation with the

Company's financial advisors, the Compensation Committee determined that such incentives were consistent with those awarded by other companies pursuing similar strategic transactions, and that such incentives could reasonably serve to enhance the realized value from such a transaction to the Company's shareholders.

  The foregoing report on executive compensation is provided by the following members of the Compensation Committee of the Board of Directors.

      Joel F. McIntyre, Chairman of the Compensation Committee
      Daniel J. Lubeck
      Daniel C. Toomey, Jr.

Performance Measurement Comparison

     The chart below depicts the cumulative total return to the Company's shareholders of a hypothetical $100 investment in the Company's Common Stock from January 29, 1998, the date of the Company's initial public offering, through December 31, 1999. Hypothetical investments of $100 in the NASDAQ Composite Index and the Standard and Poor's Small Cap Aerospace/Defense Index are shown for comparison.

     The Company does not believe that an appropriate industry index or peer group exists that would provide a meaningful comparison to the Company's Common Stock performance. There is no other public company in the United States of a similar size that provides similar services to the aerospace industry. All of the Company's principal competitors are either privately held, foreign based, significantly different in size or services offered, or divisions of much larger companies.

     This chart does not reflect the Company's forecast of future financial or market performance.

                       [PERFORMANCE GRAPH APPEARS HERE]



                                                         1/29/98         12/31/98         12/31/99
------------------------------------------------------------------------------------------------------------
  Hawker Pacific Aerospace                                $ 100          $ 43.75          $ 90.63
  S&P Small Cap Aerospace/Defense                         $ 100         $ 110.07         $ 102.92
  NASDAQ Composite                                        $ 100         $ 135.90         $ 252.23
------------------------------------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of March 31, 2000, by: (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer of the Company; and
(iv) all directors and executive officers of the Company as a group.


                                                              Number of Shares of      Percentage of
               Name and Address (1)                           Common Stock (2)(3)     Outstanding (2)
-----------------------------------------------------------   ---------------------   ---------------
Melanie L. Bastian.........................................       961,252                  16.5%
John G. Makoff  (4)........................................       444,943                  7.6%
Daniel J. Lubeck (4).......................................       330,120                  5.7%
Scott W. Hartman...........................................       319,120                  5.5%
David L. Lokken  (5).......................................       268,717                  4.5%
Brian S. Carr..............................................        57,546                    *
Michael A. Riley...........................................        57,546                    *
Philip M. Panzera..........................................        12,978                    *
Mellon C. Baird............................................        11,907                    *
Joel F. McIntyre...........................................        11,907                    *
Daniel C. Toomey, Jr.......................................        11,907                    *
Dennis M. Biety............................................         8,652                    *

All directors and executive officers as a group............     1,546,343                 25.5%

-------------

*    Less than 1%
(1) The address for all persons is c/o the Company at 11240 Sherman Way, Sun Valley, California 91352-4942.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of March 31, 2000, are deemed outstanding for computing the percentage of any person.
(3) Includes the following share amounts issuable upon exercise of vested options to purchase Common Stock: Mr. Lokken, 129,787; Messrs. Carr and Riley, 28,840 each; Mr. Panzera, 12,978; Messrs. Baird, McIntyre and Toomey, 9,907; and Mr. Biety, 8,652.
(4) Includes 6,000 shares of Common Stock which have been gifted to immediate family members.
(5) Includes 138,930 shares held by the David L. Lokken and Susan M. Lokken Revocable Trust, dated March 20, 1998, of which Mr. Lokken is co-trustee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has a $2.5 million long-term loan balance with Unique. Interest paid or accrued on this loan during 1999 amounted to $295,000. Unique also received $21,456 in 1999 for reimbursed expenses related to services performed by Unique, and its principals who serve as directors of the Company.

     Commencing in January 1999, the Company began paying monthly management fees of $12,500 to Unique pursuant to a November 1997 management services agreement. The management services agreement will terminate when the Company completes an additional underwritten public offering in which selling shareholders offer 25% or more of the aggregate amount of securities available in such offering.

     In June 1999, Ms. Bastian established a $2.5 million letter of credit which secured the Company's obligations on a certain debt instrument with its senior lender, Heller Financial Inc.

                             INDEPENDENT AUDITORS

     The Company's independent auditor for the fiscal year ended December 31, 1999, was Ernst & Young LLP, and the Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. A representative of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions or make any other statements as such representative deems appropriate.


                  AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, to any shareholder desiring a copy. Shareholders may request a copy by sending a (i) letter to the Company, Attn: Investor Relations; (ii) fax to (818) 765-2416; or
(iii) e-mail to investor@hawker.com.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders are advised that any shareholder proposal, including nominations to the Board of Directors, intended for consideration at the 2001 Annual Shareholders Meeting, must be received by the Company no later than February 15, 2001, to be included in the proxy material for the Meeting. It is recommended that shareholders submitting proposals direct them to the Company's Chief Financial Officer by U.S. certified mail, return receipt requested, in order to ensure and document timely delivery.

                                 OTHER MATTERS

     The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.


     SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.


                                   By Order of the Board of Directors

                                   /s/ Daniel J. Lubeck

                                   Daniel J. Lubeck
                                   Chairman of the Board
June 12, 2000

PROXY          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF  HAWKER  PACIFIC  AEROSPACE

     The undersigned hereby constitutes and appoints Daniel J. Lubeck and David
L. Lokken, and each of them, with full power of substitution, the proxies of the undersigned to represent the undersigned and vote all shares of common stock of Hawker Pacific Aerospace., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Burbank Holiday Inn Media Center, 150 East Angeleno Avenue, Burbank, California, on July 19, 2000, at 10:00 a.m. Pacific Daylight Time, and at any adjournment thereof, with respect to the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, in the following manner.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN ITEM 1.


1. ELECTION OF DIRECTORS              [ ] FOR all nominees listed (except             [ ] WITHHOLD AUTHORITY
                                          as marked to the contrary below)                to vote all nominees listed below

    Daniel J. Lubeck, Mellon C. Baird, Scott W. Hartman, David L. Lokken,
            John G. Makoff, Joel F. McIntyre, Daniel C. Toomey, Jr.

   Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee's name on the list above.

2. IN ACCORDANCE WITH THEIR BEST JUDGMENT, with respect to any other matters which may properly come before the meeting and any adjournment thereof.

                   Please sign and date on the reverse side.







This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.
      If no choice is specified, this proxy will be voted FOR Proposal 1.
--------------------------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                                                Please date and sign exactly as
                                                your name or names appear
                                                hereon. If more than one owner,
                                                all should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If the signatory is a
                                                corporation or partnership, sign
                                                the full corporate or
                                                partnership name by its duly
                                                authorized officer or partner.

                                                Date: ____________________, 2000

                                                ________________________________
                                                Signature

                                                ________________________________
                                                Signature if held jointly